77D     Policies with respect to security investment


PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES

-Disclosure relating to the European Convertible Fund

Effective August 22, 2002, the following information replaces the information appearing in the second paragraph of the "Principal Investments and Strategies" section, with respect to the European Convertible Fund's investment in non-European issuers, in the individual Fund Summary for the
Fund: The Fund may invest its assets in securities denominated in any currency. Assets not invested in European convertible securities may be invested in common stock or other Fixed Income Instruments.


PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES

-Disclosure relating to the Real Return Asset Fund

Effective October 1, 2002, the investment advisory fee for the Real Return Asset Fund will change from an annual rate of 0.50% to 0.40%, based upon the average daily net assets of the Fund.



PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES

-Disclosure relating to the High Yield Fund

The following information supplements the information appearing under the heading "Management of the Funds: Individual Portfolio Managers" in the accompanying prospectus.
On or before December 31, 2002, Raymond G. Kennedy will assume sole management responsibilities for the High Yield Fund.